SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 16, 2005

PHASE FORWARD INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50839	04-3386549
(Commission File Number)	(IRS Employer Identification No.)

880 Winter Street, Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (888) 703-1122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 16, 2005, Phase Forward Incorporated, a Delaware corporation (“Phase Forward”) and Abe Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Phase Forward (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lincoln Technologies, Inc., a Massachusetts corporation (“Lincoln”), and for purposes of certain sections of the Merger Agreement, Lincoln SR, Inc., as securityholder representative. There are no material relationships among Phase Forward and Lincoln or any of their respective affiliates or any of the parties to the Merger Agreement and related agreements, other than in respect of such agreements themselves.

Pursuant to the Merger Agreement, Phase Forward proposes to acquire all of the issued and outstanding common stock and all rights to subscribe to, options, warrants or similar contracts relating to the issuance, transfer, acquisition or disposition of any common stock of Lincoln by means of a merger of Lincoln and Merger Sub, with Lincoln continuing as the surviving corporation (the “Merger”). The total consideration for this transaction is approximately $11,000,000 in cash, plus up to an additional $6,000,000 based on achievement of certain financial targets in 2005 and 2006.

This transaction has been approved by the board of directors of both Phase Forward and Lincoln. The parties to the Merger Agreement anticipate completing this transaction in the third quarter of 2005, subject to the approval by the stockholders of Lincoln and other customary closing conditions.

Item 7.01 Regulation FD Disclosure.

On August 16, 2005, Phase Forward issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Phase Forward on August 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phase Forward Incorporated

August 16, 2005	By:	/s/ Rodger Weismann
Rodger Weismann
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Phase Forward on August 16, 2005.